Exhibit 10.33

March 19, 2020

Stephen Cumming

c/o Cambium Networks, Inc.

3800 Golf Road, Suite 360

Rolling Meadows, IL 60008

Dear Stephen,

This letter agreement serves as a modification to your existing offer letter (the “Offer Letter”) with Cambium Networks, Inc. (the “Company”), dated as of June 27, 2018.  The paragraph entitled “Severance” shall be replaced in its entirety with the following:

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Severance.  In the event your employment is terminated by the Company without cause prior to a Change in Control (as defined in the Cambium Networks Corporation 2019 Share Incentive Plan), you shall receive six months of base salary continuation during the six-month period following your termination of employment, with such payments to occur in equal monthly installments; provided, however, in the event your employment is terminated by the Company (or its successor) without cause within 12 months following a Change in Control, you shall receive (i) one-year of base salary, payable in equal monthly installments during the 12-month period following your termination, (ii) a pro-rata portion of your annual bonus for the fiscal year in which your termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you were employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (but no later than March 15th following the conclusion of the fiscal year in which the bonus is earned); and (iii) subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of twelve (12) months at the Company’s expense.   The severance benefits shall be subject to your execution and non-revocation of a customary release of claims in favor of the Company within the period specified by the Company (but in any event not to exceed 52 days following your termination) and any payments that would be paid to you prior to the effectiveness of the release shall be delayed and paid to you in one installment on the 60th day following your termination of employment.     The payments under this paragraph are subject to your continued compliance with your Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement.

In addition, Offer Letter shall be amended to add the following at the end thereof:

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each installment paid to you under this Agreement shall be considered a separate payment.  In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  To the extent any amounts under this Agreement are payable by reference to your “termination of employment” such term and similar terms shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under this Agreement (a) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (b) is payable upon your separation from service and (c) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (i) the six-month anniversary of the separation from service or (ii) the date of your death.  In addition, each payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, which is conditioned upon your execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year.

Except as amended by this letter agreement, the Offer Letter remains in full force and effect in accordance with its terms.

Sincerely,
/s/Atul Bhatnagar
Cambium Networks, Inc.

ACCEPTED AND AGREED

/s/Stephen Cumming
Stephen Cumming